EXHIBIT 99

CON-WAY INC.
2855 CAMPUS DRIVE, SUITE 300
SAN MATEO, CA 94403
(650) 378-5200
                                                                NEWS RELEASE


                                                                    Contacts:

                                                Media - Gary Frantz
                                                               (650) 378-5335

                                                Investors - Patrick Fossenier
                                                               (650) 378-5353



             CON-WAY ANNOUNCES EXPANDED SHARE REPURCHASE PROGRAM



SAN MATEO, Calif.-April 24, 2006- Con-way Inc. (NYSE:CNW) announced that its

Board of Directors had authorized an expanded share repurchase program in which the company can acquire up to $400 million of its common shares through the end of the second quarter of 2007.



The new program, approved today at a regular meeting of the company's Board,

replaces an existing $300 million share repurchase plan approved in 2005.

The previous plan had approximately $100 million remaining.



Share acquisitions under the new program may be made through open market purchases and privately negotiated transactions from time to time in such amounts as management deems appropriate.



The company expects to fund the purchases entirely through internally available funds.



"Our objective is to put more of our cash reserves to work for shareholders through an expanded share acquisition program," said Douglas W. Stotlar, Con-

way president and CEO. "It is consistent with our strategies for prudent management of our balance sheet, operating cash and capital investment needs while enhancing shareholder value."



Con-way Inc. (NYSE:CNW) is a $ 4.2 billion freight transportation and logistics company with businesses in less-than-truckload and full truckload freight services, expedite, brokerage, airfreight forwarding, logistics,

warehousing, supply chain management and trailer manufacturing. Further information about Con-way Inc. and additional press releases are available via the Internet at www.con-way.com.